INVESTMENT COMPANY REPORTING MODERNIZATION SERVICES

AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Investment Company Reporting Modernization Services Amendment (the “Amendment”) is made as of December 17, 2018 by and between each entity listed on Annex I to the Agreement (as defined below) (each, a “Fund” and collectively, the “Funds”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”).

BACKGROUND:

A.	WHEREAS, each Fund and BNY Mellon are parties to an Administrative Services Agreement dated as of October 1, 2013 (the “Agreement”);

B.	WHEREAS, this Amendment is an amendment to the Agreement and shall be applicable solely to the Funds identified at Exhibit 1 hereto;

C.	WHEREAS, the Funds desire that BNY Mellon provide the investment company reporting modernization services described in this Amendment;

D.

WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all forms and rules referenced herein are in reference to forms and rules promulgated under the Investment Company Act of 1940, as amended; and

E.	WHEREAS, the Funds and BNY Mellon desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	BNY Mellon shall provide the following services to the Funds and the Agreement is hereby amended to include the following with the services described therein:

1.1

As selected by the Funds, BNY Mellon shall provide services following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted below.

1.2

FORM N-PORT. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the United States Securities and Exchange Commission (“SEC”).

1.2.1

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Funds in advance of the preparation of the initial Form N-PORT pursuant to this Amendment.

1.2.2	Unless mutually agreed in writing between BNY Mellon and the Funds, BNY Mellon will use the same layout and format for every successive reporting period for Form N-PORT.

1.3

FORM N-CEN. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

1.3.1

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Funds in advance of the preparation of the initial Form N-CEN pursuant to this Amendment.

1.3.2

Unless mutually agreed in writing between BNY Mellon and the Funds, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive reporting period for Form N-CEN.

2.

BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate the reports described herein for its clients. Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform the related services described in this Amendment unless an agreement between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Funds if BNY Mellon is unable to provide such services as contemplated herein due to an inability to contract with a Print Vendor to provide the necessary functionality to support such services.

3.

BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Funds, the Funds’ advisers and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4.

Each Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and/or accountants to review and comment on, each report described herein. Each Fund shall provide timely sign-off of, and authorization and direction to file, each such report applicable to the Fund. Absent such timely sign-off, authorization and direction by a Fund, BNY Mellon shall be excused from its obligations to prepare and file the affected report until such sign-off is provided, and in such case BNY Mellon will prepare and file the affected report within a reasonable time after the Fund provides such sign-off. BNY Mellon is providing the services related to the filing of such reports based on the acknowledgement of the Funds that such services, together with the activities of the Funds in accordance with their internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

5.	Each Fund shall be responsible for the retention of the filed reports applicable to the Fund described herein in accordance with any applicable rule or regulation.

6.

Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Funds or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Funds or any other person.

7.

As compensation for the services described herein, the Funds will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the fees charged by the Print Vendor will not equal the fees charged by BNY Mellon, nor shall such fees be considered an out-of-pocket expense, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

8.	Miscellaneous.

(a)

As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this

Amendment shall constitute the valid and binding execution hereof by such party.

(c)

If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

EACH ENTITY LISTED ON ANNEX I TO THE AGREEMENT

By:___________________________

Name: ________________________

Title: _________________________

BNY MELLON INVESTMENT SERVICING (US) INC.

By:___________________________

Name:_________________________

Title:__________________________

Date:

EXHIBIT 1

Fund Name	ID, Cusip or Ticker Symbol

Grosvenor Registered Multi-Strategy Master Fund, LLC

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

Grosvenor Registered Multi-Strategy Fund (TI 2), LLC

Grosvenor Registered Multi-Strategy Fund (W), LLC

Hedge Fund Guided Portfolio Solution